Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS
THOUSAND OAKS, Calif. (February 2, 2021) - Amgen (NASDAQ:AMGN) today announced financial results for the fourth quarter and full year 2020 versus comparable periods in 2019. Key results include:
•For the fourth quarter, total revenues increased 7% to $6.6 billion in comparison to the fourth quarter of 2019, driven by higher volume growth, partially offset by lower net selling prices.
◦Product sales increased 8% globally, driven by 13% volume growth across the portfolio, including Otezla® (apremilast), MVASI® (bevacizumab-awwb), KANJINTI® (trastuzumab-anns), and Repatha® (evolocumab), partially offset by declines in mature products that resulted from biosimilar and generic competition.
•For the full year, total revenues increased 9% to $25.4 billion driven by higher volume growth, partially offset by lower net selling prices and the effects of the COVID-19 pandemic.
•GAAP earnings per share (EPS) decreased 3% to $2.76 in the fourth quarter and 4% to $12.31 for the full year primarily driven by the amortization of costs associated with our November 2019 acquisition of Otezla, partially offset by an increase in revenues.
◦For the fourth quarter, GAAP operating income decreased 2% to $2.0 billion and GAAP operating margin decreased 3.1 percentage points to 31.7%, primarily driven by the amortization of intangible assets from our Otezla acquisition. For the full year, GAAP operating income decreased 6% to $9.1 billion and GAAP operating margin decreased 5.9 percentage points to 37.7%.
•Non-GAAP EPS increased 5% in the fourth quarter to $3.81, and 12% to $16.60 for the full year, driven by increased revenues, partially offset by increased operating expenses.
◦For the fourth quarter, non-GAAP operating income increased 4% to $2.7 billion and non-GAAP operating margin decreased 1.5 percentage points to 43.1%. For the full year, non-GAAP operating income increased 11% to $12.3 billion and non-GAAP operating margin increased 0.7 percentage points to 50.9%.
•The Company generated $9.9 billion of free cash flow for the full year versus $8.5 billion in 2019.
•2021 total revenues guidance of $25.8-$26.6 billion; EPS guidance of $12.12-$13.17 on a GAAP basis and $16.00-$17.00 on a non-GAAP basis.

“In a year marked by the disruption of COVID-19, we served patients around the world without interruption, advanced our pipeline and delivered strong financial performance, all while keeping our employees safe,” said Robert A. Bradway, chairman and chief executive officer. "As we move into 2021, we look forward to commercializing our pipeline successes."

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

$Millions, except EPS, dividends paid per share and percentages	Q4 ’20	Q4 ’19	YOY Δ	FY ’20	FY ’19	YOY Δ
Total Revenues	$6,634	$6,197	7%	$25,424	$23,362	9%
GAAP Operating Income	$2,008	$2,048	(2%)	$9,139	$9,674	(6%)
GAAP Net Income	$1,615	$1,703	(5%)	$7,264	$7,842	(7%)
GAAP EPS	$2.76	$2.85	(3%)	$12.31	$12.88	(4%)
Non-GAAP Operating Income	$2,728	$2,621	4%	$12,334	$11,157	11%
Non-GAAP Net Income	$2,229	$2,174	3%	$9,795	$9,028	8%
Non-GAAP EPS	$3.81	$3.64	5%	$16.60	$14.82	12%
Dividends Paid Per Share	$1.60	$1.45	10%	$6.40	$5.80	10%

References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis” and to “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations.
Product Sales Performance
Total product sales increased 8% for the fourth quarter of 2020 versus the fourth quarter of 2019 driven by 13% volume growth, partially offset by lower net selling price. Product sales increased 9% for the full year driven by 15% volume growth, partially offset by lower net selling price. Full-year product sales in the U.S. grew 9%. Full-year product sales outside the U.S. grew 10%, with revenues in the Asia-Pacific region exceeding $1 billion for the first time.
COVID-19 update: During the fourth quarter, physician-patient interactions continued to rebound but remained below pre-COVID-19 levels on a portfolio basis. We expect continued COVID-19 impact and quarter-to-quarter variability throughout 2021, with recovery in the latter part of the year contingent upon the speed and effectiveness of the global vaccination rollout. Recall, Q1 2020 also benefited from ~$100 million in inventory stocking across the portfolio related to COVID-19, which we do not expect to repeat in Q1 2021.
Results for individual products are as follows:
•Prolia® (denosumab) sales were flat year-over-year for the fourth quarter, and increased 3% for the full year. Given the impact of the pandemic in the second quarter of 2020 and the 6-month dosing regimen of Prolia, the number of repeat patients in the fourth quarter was lower than historical trends. We saw a sustained positive trend in new patients starting treatment, as osteoporosis diagnosis levels in the U.S. reached ~80% of pre-COVID-19 levels in the fourth quarter, and we remain confident in the continued recovery and growth of Prolia. With approximately 9 million osteoporotic fractures each year globally, our efforts remain focused on ensuring that post-menopausal women receive appropriate screening, diagnosis and treatment.
•EVENITY® (romosozumab-aqqg) sales increased 6% year-over-year for the fourth quarter and increased 85% for the full year, driven by volume growth. We expect the second half 2020 inventory drawdown in Japan from our partner Astellas to be largely complete. We expect strong volume growth for Evenity to continue in 2021.
•Repatha sales increased 27% year-over-year for the fourth quarter, and increased 34% for the full year, driven by 49% and 67% volume growth, respectively. These volume gains in 2020 were partially offset by price declines resulting from contracting to improve Medicare Part D patient access and patient affordability. With comprehensive payer coverage now secured in the U.S., we expect net selling price to remain relatively stable in 2021. Repatha remains the global proprotein convertase subtilisin/kexin type 9 (PCSK9) segment leader, and we remain confident in our ability to grow Repatha given the millions of high-risk cardiovascular patients worldwide.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

•Aimovig® (erenumab-aooe)* sales increased 6% year-over-year for the fourth quarter, and increased 24% for the full year, driven by volume growth, partially offset by lower net selling price. Aimovig remains the leader within the preventive calcitonin gene-related peptide (CGRP) segment, with 46% average share of total prescriptions (TRx), and 38% average share of new-to-brand prescriptions (NBRx) in the fourth quarter. The impact of the COVID-19 pandemic has dampened new patient starts for this segment. However, with strong payer access as well as recent positive efficacy and safety data versus topiramate, Aimovig is well positioned for long-term growth in the preventive segment, which impacts more than 4 million individuals in the U.S.
•Parsabiv® (etelcalcetide) sales decreased 4% year-over-year for the fourth quarter, and increased 14% for the full year. Parsabiv sales benefited in the quarter from an end customer inventory build ahead of the inclusion of calcimimetics in the end-stage renal disease (ESRD) bundled payment system. With Parsabiv’s inclusion in the bundle, we expect sales to decline by approximately 40-50% in 2021 as U.S. dialysis centers update their treatment protocols to shift utilization from Parsabiv to generic oral calcimimetics. Additionally, we expect sales in Q1 2021 to be impacted as customers draw down the approximately $40 million in inventory built in the second half of 2020.
•Otezla* generated $617 million of sales in the fourth quarter of 2020, and $2.2 billion for the full year. Full-year U.S. Otezla TRx increased 13% year-over-year, and NBRx volumes continued to recover from the effects of COVID-19. Looking forward, we see growth opportunities with continued geographic expansion and the planned U.S. submission of the mild-to-moderate psoriasis indication.
•Enbrel® (etanercept)* sales decreased 5% year-over-year for the fourth quarter, and decreased 4% for the full year, driven by volume declines. In addition, the full year decrease was driven by lower net selling price, partially offset by favorable changes to estimated sales deductions. Enbrel share declined modestly in the fourth quarter, and that loss was compounded by lower growth of the rheumatology segment due to COVID-19. Enbrel benefited from ~$115M in favorable changes to estimated sales deductions in Q1 2020 which will unfavorably impact the year-over-year comparison in Q1 2021.
•AMGEVITA™ (adalimumab) increased 45% year-over-year for the fourth quarter, and increased 54% for the full year driven by volume growth, partially offset by lower net selling price. AMGEVITA continues to be the most prescribed adalimumab biosimilar in Europe. We expect volume trends to continue into 2021 as we launch into additional markets across the world.
•KYPROLIS® (carfilzomib) sales increased 2% year-over-year for the fourth quarter, and increased 2% for the full year. Uptake of KYPROLIS in combination with DARZALEX® (daratumumab) plus dexamethasone (DKd) in the U.S. has been encouraging as reflected in new patient share, and we expect this momentum to continue into 2021 with additional global regulatory approvals of the DKd combination.
•XGEVA® (denosumab) sales increased 3% year-over-year for the fourth quarter driven by volume growth. The full year decline of 2% was driven by the impacts of the COVID-19 pandemic, including a decrease in patient visits and revised treatment recommendations to prioritize primary cancer treatments over bone-targeting agents. In 2021, we expect volume growth to continue.
•Vectibix® (panitumumab) sales increased 21% year-over-year for the fourth quarter, and increased 9% for the full year, driven by volume growth. In the fourth quarter, volume growth benefited from the timing of shipments to Takeda, our partner in Japan.
•Nplate® (romiplostim) sales increased 8% year-over-year for the fourth quarter, benefited by favorable changes in inventory and volume growth, and increased 7% for the full year, driven by volume growth.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

•BLINCYTO® (blinatumomab) sales increased 29% year-over-year for the fourth quarter, and increased 21% for the full year, driven by volume growth as we continued to see broader adoption in the community hospital setting.
•MVASI generated $280 million of sales in the fourth quarter of 2020, and $798 million of sales for the full year. In the U.S., MVASI became the leader of the bevacizumab segment in the fourth quarter with an average share of 48%. Sales increased 21% quarter-over-quarter driven by 25% volume growth, partially offset by a decline in net selling price. Heading into 2021, we expect MVASI to be launched across multiple new markets and expect worldwide volume growth, partially offset by a decline in net selling price due to increased competition.
•KANJINTI generated $158 million of sales in the fourth quarter of 2020, and $567 million for the full year, with a 41% average share of the trastuzumab segment in the U.S for the fourth quarter. Sales declined quarter-over-quarter as volume gains were offset by price declines and unfavorable changes to estimated sales deductions. Given the number of competitors in the trastuzumab segment, we expect the fourth quarter sequential sales trend to continue in 2021.
•Neulasta® (pegfilgrastim) sales decreased 19% year-over-year for the fourth quarter, and decreased 29% for the full year, driven by declines in net selling price and volumes due to increased biosimilar competition. Within the long-acting granulocyte colony-stimulating factor (G-CSF) segment, Neulasta Onpro® continues to be the preferred choice for physicians and patients with volume share of 54% in the quarter. The most recent published Average Selling Price for Neulasta in the U.S. showed a decline of 28% year-over-year. In 2021, we expect the pricing and volume dynamics to continue as biosimilar competition increases.
•NEUPOGEN® (filgrastim) sales decreased 26% year-over-year for the fourth quarter, and decreased 15% for the full year, driven by volume decline due to competition.
•EPOGEN® (epoetin alfa) sales decreased 37% year-over-year for the fourth quarter, and decreased 31% for the full year, driven by volume declines, as well as lower net selling price resulting from our existing contractual commitment with DaVita. We expect these volume and pricing trends to continue in 2021.
•Aranesp® (darbepoetin alfa) sales decreased 12% year-over-year for the fourth quarter, and decreased 9% for the full year, driven by lower net selling price and volume declines due to competition.
•Sensipar/Mimpara® (cinacalcet) sales decreased 58% year-over-year for the fourth quarter, and decreased 48% for the full year, driven by declines in volume due to generic competition.

* We expect Aimovig, Otezla and Enbrel to follow the historic pattern of lower Q1 sales relative to subsequent quarters due to the impact of benefit plan changes, insurance reverification and increased co-pay expenses as U.S. patients work through deductibles.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q4 ’20			Q4 ’19	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Prolia®	$489	$260	$749	$752	—%
EVENITY®	60	30	90	85	6%
Repatha®	128	125	253	200	27%
Aimovig®	104	—	104	98	6%
Parsabiv®	143	29	172	179	(4%)
Otezla®	510	107	617	178	*
Enbrel®	1,236	36	1,272	1,346	(5%)
AMGEVITA™	—	103	103	71	45%
KYPROLIS®	183	89	272	266	2%
XGEVA®	369	133	502	489	3%
Vectibix®	93	128	221	182	21%
Nplate®	133	94	227	210	8%
BLINCYTO®	64	39	103	80	29%
MVASI®	214	66	280	84	*
KANJINTI®	129	29	158	103	53%
Neulasta®	463	73	536	665	(19%)
NEUPOGEN®	27	19	46	62	(26%)
EPOGEN®	133	—	133	210	(37%)
Aranesp®	140	235	375	427	(12%)
Sensipar®/Mimpara®	11	34	45	107	(58%)
Other**	31	45	76	87	(13%)
Total product sales	$4,660	$1,674	$6,334	$5,881	8%

* Change in excess of 100%
** Other includes GENSENTA, IMLYGIC®, Corlanor®, Bergamo and AVSOLA®.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

$Millions, except percentages	FY ’20			FY ’19	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Prolia®	$1,830	$933	$2,763	$2,672	3%
EVENITY®	191	159	350	189	85%
Repatha®	459	428	887	661	34%
Aimovig®	378	—	378	306	24%
Parsabiv®	605	111	716	630	14%
Otezla®	1,790	405	2,195	178	*
Enbrel®	4,855	141	4,996	5,226	(4%)
AMGEVITA™	—	331	331	215	54%
KYPROLIS®	710	355	1,065	1,044	2%
XGEVA®	1,405	494	1,899	1,935	(2%)
Vectibix®	342	469	811	744	9%
Nplate®	485	365	850	795	7%
BLINCYTO®	231	148	379	312	21%
MVASI®	656	142	798	127	*
KANJINTI®	475	92	567	226	*
Neulasta®	2,001	292	2,293	3,221	(29%)
NEUPOGEN®	144	81	225	264	(15%)
EPOGEN®	598	—	598	867	(31%)
Aranesp®	629	939	1,568	1,729	(9%)
Sensipar®/Mimpara®	92	196	288	551	(48%)
Other**	109	174	283	312	(9%)
Total product sales	$17,985	$6,255	$24,240	$22,204	9%

* Change in excess of 100%
** Other includes GENSENTA, IMLYGIC®, Corlanor®, Bergamo and AVSOLA®.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:
•Total Operating Expenses increased 11% in the fourth quarter and 19% for the full year. Cost of Sales margin increased 3.9 percentage points in the fourth quarter primarily driven by the amortization of intangible assets acquired in the Otezla acquisition, product mix, profit share and royalties. For the full year, Cost of Sales margin increased 5.8 percentage points, primarily driven by the amortization of intangible assets acquired in the Otezla acquisition, royalties, and profit share, partially offset by lower manufacturing costs. Research & Development (R&D) expenses decreased 6% in the fourth quarter driven by lower spend in research and early pipeline, which includes recoveries from our collaboration with BeiGene. For the full year, R&D expenses increased 2% driven by higher spend in support of our late-stage development programs, primarily sotorasib, our biosimilars and Otezla, partially offset by recoveries from our collaboration with BeiGene, and lower spend in certain oncology programs included in research and early pipeline. Selling, General & Administrative (SG&A) expenses increased 17% in the fourth quarter and 11% for the full year primarily due to investments in marketed product support, including Otezla, and product launches. The full-year increase was partially offset by a reduction in certain expenses due to the impact of COVID-19.
•Operating Margin decreased 3.1 percentage points in the fourth quarter to 31.7% primarily driven by the amortization of intangible assets from our Otezla acquisition, and decreased 5.9 percentage points for the full year to 37.7%.
•Tax Rate decreased 0.1 percentage points in the fourth quarter and 3.5 percentage points for the full year. The full year tax rate decrease is primarily driven by audit settlements, adjustments to prior year tax liabilities and lower interest expense on tax accruals.
On a non-GAAP basis:
•Total Operating Expenses increased 9% in the fourth quarter and 7% for the full year. Cost of Sales margin increased 1.7 percentage points in the fourth quarter primarily due to product mix, profit share, and royalties. For the full year, Cost of Sales margin increased 0.1 percentage points primarily by royalties, profit share and product mix, offset by lower manufacturing costs. R&D expenses decreased 8% in the fourth quarter driven by lower spend in research and early pipeline, which includes recoveries from our collaboration with BeiGene. For the full year, R&D expenses increased 1% driven by the higher spend in support of our late-stage development programs, primarily sotorasib, our biosimilars and Otezla, partially offset by recoveries from our collaboration with BeiGene, and lower spend in certain oncology programs included in research and early pipeline. SG&A expenses increased 17% in the fourth quarter and 10% for the full year, primarily due to investments in marketed product support, including Otezla, and product launches. The full-year increase was partially offset by a reduction in certain expenses due to the impact of COVID-19.
•Operating Margin decreased 1.5 percentage points to 43.1% in the fourth quarter, and increased 0.7 percentage points to 50.9% for the full year.
•Tax Rate increased 0.5 percentage points in the fourth quarter and decreased 1.2 percentage points for the full year. The fourth quarter tax rate increase is primarily driven by changes in foreign loss utilization, partially offset by lower interest expense on tax accruals. The full year tax rate decrease is primarily driven by adjustments to prior year tax liabilities and lower interest expense on tax accruals.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

$Millions, except percentages	GAAP			Non-GAAP
	Q4 ’20	Q4 ’19	YOY Δ	Q4 ’20	Q4 ’19	YOY Δ
Cost of Sales	$1,597	$1,253	27%	$959	$790	21%
% of product sales	25.2%	21.3%	3.9 pts.	15.1%	13.4%	1.7 pts.
Research & Development	$1,229	$1,312	(6%)	$1,185	$1,285	(8%)
% of product sales	19.4%	22.3%	(2.9) pts.	18.7%	21.9%	(3.2) pts.
Selling, General & Administrative	$1,773	$1,513	17%	$1,762	$1,501	17%
% of product sales	28.0%	25.7%	2.3 pts.	27.8%	25.5%	2.3 pts.
Other	$27	$71	(62%)	$—	$—	—%
Total Operating Expenses	$4,626	$4,149	11%	$3,906	$3,576	9%

Operating Margin
operating income as % of product sales	31.7%	34.8%	(3.1) pts.	43.1%	44.6%	(1.5) pts.

Tax Rate	14.0%	14.1%	(0.1) pts.	15.4%	14.9%	0.5 pts.

pts: percentage points

$Millions, except percentages	GAAP			Non-GAAP
	FY ’20	FY ’19	YOY Δ	FY ’20	FY ’19	YOY Δ
Cost of Sales	$6,159	$4,356	41%	$3,362	$3,065	10%
% of product sales	25.4%	19.6%	5.8 pts.	13.9%	13.8%	0.1 pts.
Research & Development	$4,207	$4,116	2%	$4,085	$4,027	1%
% of product sales	17.4%	18.5%	(1.1) pts.	16.9%	18.1%	(1.2) pts.
Selling, General & Administrative	$5,730	$5,150	11%	$5,643	$5,113	10%
% of product sales	23.6%	23.2%	0.4 pts.	23.3%	23.0%	0.3 pts.
Other	$189	$66	*	$—	$—	—%
Total Operating Expenses	$16,285	$13,688	19%	$13,090	$12,205	7%

Operating Margin
operating income as % of product sales	37.7%	43.6%	(5.9) pts.	50.9%	50.2%	0.7 pts.

Tax Rate	10.7%	14.2%	(3.5) pts.	13.8%	15.0%	(1.2) pts.

* Change in excess of 100%
pts: percentage points
Cash Flow and Balance Sheet
•The Company generated $2.0 billion of free cash flow in the fourth quarter of 2020 versus $2.3 billion in the fourth quarter of 2019. The Company generated $9.9 billion of free cash flow for the full year 2020 versus $8.5 billion in 2019.
•The Company’s fourth quarter 2020 dividend of $1.60 per share was declared on October 21, 2020, and was paid on December 8, 2020, to all stockholders of record as of November 16, 2020, representing a 10% increase from 2019.
•During the fourth quarter of 2020, the Company repurchased 5.3 million shares of common stock at a total cost of $1.2 billion. For the full year, the Company repurchased 15.2 million shares of common stock at a total cost of $3.5 billion. At the end of the fourth quarter, the Company had $3.0 billion remaining under its stock repurchase authorization.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

•Cash and investments totaled $10.6 billion and debt outstanding totaled $33.0 billion at the end of Q4 2020.

$Billions, except shares	Q4 ’20	Q4 ’19	YOY Δ	FY ’20	FY ’19	YOY Δ
Operating Cash Flow	$2.2	$2.5	$(0.4)	$10.5	$9.2	$1.3
Capital Expenditures	0.2	0.2	0.0	0.6	0.6	0.0
Free Cash Flow	2.0	2.3	(0.3)	9.9	8.5	1.4
Dividends Paid	0.9	0.9	0.1	3.8	3.5	0.2
Share Repurchases	1.2	1.1	0.1	3.5	7.6	(4.1)
Average Diluted Shares (millions)	585	598	(13)	590	609	(19)

Note: Numbers may not add due to rounding

	12/31/20	12/31/19	YOY Δ
Cash and Investments	10.6	8.9	1.7
Debt Outstanding	33.0	29.9	3.1

2021 Guidance
For the full year 2021, the Company expects:
•Total revenues in the range of $25.8 billion to $26.6 billion.
•On a GAAP basis, EPS in the range of $12.12 to $13.17 and a tax rate in the range of 11.0% to 12.5%.
•On a non-GAAP basis, EPS(1) in the range of $16.00 to $17.00 and a tax rate in the range of 13.0% to 14.0%.
•Capital expenditures to be approximately $900 million.
•Quarterly dividend increased to $1.76 per share.
•Share repurchases in the range of $3.0B to $4.0B subject to our Board's authorization.
(1) Effective January 2021, we began to exclude the gains and losses on our investments in equity securities from our non-GAAP measures that are recorded to interest and other income pursuant to an update to our non-GAAP policy. This policy update does not apply to our strategic investment in BeiGene, which is included in our non-GAAP results, and is accounted for under the equity method of accounting. Please note that this updated non-GAAP policy will become the basis for our comparisons going forward in 2021 and is reflected in our 2021 guidance. For convenience, we are providing additional information in the attached reconciliations to show the effects of the application of the new policy as if it had been adopted at the beginning of 2020.

Fourth Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:

Sotorasib
•Regulatory submissions have been completed in the U.S., EU, Canada, Australia, Brazil and the United Kingdom for the treatment of patients with KRAS G12C-mutated locally advanced or metastatic non-small cell lung cancer (NSCLC), following at least one prior systemic therapy.
•Sotorasib has received Breakthrough Therapy Designation in the U.S. and China and is being reviewed under the Real-Time Oncology Review pilot program in the U.S.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

•The positive results of the registrational Phase 2 monotherapy study in patients with KRAS G12C-mutated advanced NSCLC were presented at the World Conference on Lung Cancer in January 2021. Sotorasib demonstrated a confirmed objective response rate of 37.1%, including 3 complete responses, a median duration of response of 10 months and median progression-free survival of 6.8 months. Sotorasib had a favorable benefit-risk profile with most treatment-related adverse events mild-to-moderate and no treatment-related deaths. In exploratory analyses, encouraging tumor response to sotorasib was observed across a range of biomarker subgroups, including patients with negative or low programmed death-ligand 1 (PD-L1) expression levels and those with serine threonine kinase 11 (STK11) mutation.
•Data from the Phase 2 monotherapy study in advanced colorectal cancer patients are expected in H1 2021.
•A Phase 2 monotherapy study is expected to initiate in H1 2021 for previously untreated NSCLC patients with the highest unmet need, including STK11 mutations, as determined by biomarker analyses.
•Ten Phase 1b combination cohorts with sotorasib are enrolling patients with some initial data expected in H1 2021. The safety hurdle has been cleared for the 960mg sotorasib dose in combination with a mitrogen-activated protein kinase kinase (MEK) inhibitor and an expansion cohort has been enrolled to assess efficacy. A triplet cohort combining sotorasib, a MEK inhibitor and an epidermal growth factor receptor (EGFR) antibody has also been initiated.
Tezepelumab
•Data from the pivotal Phase 3 NAVIGATOR study will be presented at the American Academy of Allergy Asthma and Immunology Virtual Annual Meeting in February.
•Regulatory submissions in the U.S. and EU are expected in H1 2021.
Otezla
•The Company expects to submit a supplemental New Drug Application to the FDA in Q1 2021 for the treatment of adults with mild-to-moderate plaque psoriasis.
Oncology / Hematology Pipeline
•In December, the European Commission approved an expanded indication for the use of BLINCYTO in patients with Philadelphia chromosome positive B-precursor ALL that have failed treatment with at least two tyrosine kinase inhibitors and have no alternative treatment options.
•Dose escalation data for AMG 757, a half-life extended BiTE molecule targeting delta-like ligand 3 (DLL3) for relapsed or refractory small cell lung cancer, were presented at the Society for Immunotherapy of Cancer 35th Annual Meeting in October 2020 and the World Conference on Lung Cancer in January 2021, and the Company expects to enter AMG 757 into expansion cohorts over the next several months.
•Dose escalation data for AMG 701 (pavurutamab), a half-life extended BiTE molecule targeting B-cell maturation antigen (BCMA) for relapsed or refractory multiple myeloma, were presented at the American Society of Hematology Annual Meeting in December. Enrollment in the Phase 1 study has been paused while we discuss protocol modifications to optimize safety monitoring and mitigation with the FDA. Currently enrolled patients who are demonstrating benefit may continue to receive investigational product and the Company expects to resume patient enrollment in H1 2021.
•Clinical development of AMG 673, a half-life extended BiTE molecule targeting CD33, is paused while we gather further information on the CD33 program through progression of AMG 330.
•Clinical development of AMG 596, a BiTE molecule targeting EGFR variant III for glioblastoma, has been stopped as we prioritize our portfolio.
•Phase 1 development of the oral MCL-1 inhibitor AMG 397 was paused with focus shifting to the intravenous MCL-1 inhibitor AMG 176, currently in Phase 1 for the treatment of hematologic malignancies.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

Nplate
•In December, the European Commission approved an expanded indication for use in adult patients who have had immune thrombocytopenia for 12 months or less and who have had an insufficient response to corticosteroids or immunoglobulins.
•The FDA has approved Nplate for the treatment of Hematopoietic Syndrome of Acute Radiation Syndrome.*
IMLYGIC
•A Phase 3 study evaluating IMLYGIC in combination with pembrolizumab (KEYTRUDA®) versus pembrolizumab alone for treatment of unresectable stage IIIB to IVM1c melanoma was stopped for futility after an interim analysis by the Data Monitoring Committee. No new safety signals were observed.
Aimovig
•In November, Novartis announced positive results from a head-to-head trial where Aimovig demonstrated superiority vs. topiramate in achieving at least a 50% reduction from baseline in monthly migraine days. Aimovig also demonstrated a significantly lower rate of discontinuation due to AEs vs. topiramate.
Repatha
•In November, a supplemental Biologics License application was submitted to the FDA for the treatment of pediatric patients with heterozygous familial hypercholesterolemia.
ABP 959 (biosimilar SOLIRIS®)
•A Phase 3 study evaluating the efficacy and safety of ABP 959 compared with Soliris (eculizumab) in adults with paroxysmal nocturnal hemoglobinuria has completed enrollment.

* Funding and execution of the pivotal study was provided by the National Institute of Allergy and Infectious Diseases (NIAID) and the Priority Review regulatory submission was conducted in partnership with the Biomedical Advanced Research and Development Authority (BARDA).
KEYTRUDA is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co. Inc.
Tezepelumab is being developed in collaboration with AstraZeneca
SOLIRIS is a registered trademark of Alexion Pharmaceuticals, Inc.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the fourth quarters and full years of 2020 and 2019, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2021 EPS and tax rate guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and certain other items from the related GAAP financial measures. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the fourth quarters and full years of 2020 and 2019. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s ongoing business activities by facilitating comparisons of results of ongoing business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
Beginning January 1, 2021, we began to exclude the gains and losses on our investments in equity securities from our non-GAAP measures that are recorded to interest and other income. This exclusion will not apply to our share of the earnings and losses of our strategic investments in corporations accounted for under the equity method of accounting, such as our investment in BeiGene. The Company will be excluding gains and losses from equity investments for the purpose of calculating the non-GAAP financial measures presented because the Company believes the results of such gains and losses are not representative of our normal business operations. We are making this change beginning in 2021 because, as we have increased our investments in these companies, we recognized that the resulting variability can impede comparability between periods of our financial performance for our ongoing business operations.

About Amgen
Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.
Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.
For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company, including BeiGene, Ltd. or any collaboration to manufacture therapeutic antibodies against COVID-19, or the Otezla acquisition (including anticipated Otezla sales growth and the timing of non-GAAP EPS accretion), as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems such as the ongoing COVID-19 pandemic on our business, outcomes, progress, or effects relating to studies of Otezla as a potential treatment for COVID-19, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, such as COVID-19, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful. A breakdown, cyberattack or information security breach could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Global economic conditions may magnify certain risks that affect our business. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Trish Hawkins, 805-447-5631 (media)
Arvind Sood, 805-447-1060 (investors)

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Revenues:
Product sales	$6,334	$5,881	$24,240	$22,204
Other revenues	300	316	1,184	1,158
Total revenues	6,634	6,197	25,424	23,362

Operating expenses:
Cost of sales	1,597	1,253	6,159	4,356
Research and development	1,229	1,312	4,207	4,116
Selling, general and administrative	1,773	1,513	5,730	5,150
Other	27	71	189	66
Total operating expenses	4,626	4,149	16,285	13,688

Operating income	2,008	2,048	9,139	9,674

Interest expense, net	318	301	1,262	1,289
Interest and other income, net	187	236	256	753

Income before income taxes	1,877	1,983	8,133	9,138

Provision for income taxes	262	280	869	1,296

Net income	$1,615	$1,703	$7,264	$7,842

Earnings per share:
Basic	$2.78	$2.87	$12.40	$12.96
Diluted	$2.76	$2.85	$12.31	$12.88

Weighted-average shares used in calculation of earnings per share:
Basic	581	593	586	605
Diluted	585	598	590	609

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	December 31,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$10,647	$8,911
Trade receivables, net	4,525	4,057
Inventories	3,893	3,584
Other current assets	2,079	1,888
Total current assets	21,144	18,440

Property, plant and equipment, net	4,889	4,928
Intangible assets, net	16,587	19,413
Goodwill	14,689	14,703
Other assets	5,639	2,223
Total assets	$62,948	$59,707

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$11,562	$9,882
Current portion of long-term debt	91	2,953
Total current liabilities	11,653	12,835

Long-term debt	32,895	26,950
Long-term tax liabilities	6,968	8,037
Other noncurrent liabilities	2,023	2,212
Total stockholders’ equity	9,409	9,673
Total liabilities and stockholders’ equity	$62,948	$59,707

Shares outstanding	578	591

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
GAAP cost of sales	$1,597	$1,253	$6,159	$4,356
Adjustments to cost of sales:
Acquisition-related expenses (a)	(638)	(463)	(2,797)	(1,291)
Non-GAAP cost of sales	$959	$790	$3,362	$3,065

GAAP cost of sales as a percentage of product sales	25.2%	21.3%	25.4%	19.6%
Acquisition-related expenses (a)	-10.1	-7.9	-11.5	-5.8
Non-GAAP cost of sales as a percentage of product sales	15.1%	13.4%	13.9%	13.8%

GAAP research and development expenses	$1,229	$1,312	$4,207	$4,116
Adjustments to research and development expenses:
Acquisition-related expenses (a)	(43)	(25)	(120)	(87)
Certain net charges pursuant to our restructuring initiatives	(1)	(2)	(2)	(2)
Total adjustments to research and development expenses	(44)	(27)	(122)	(89)
Non-GAAP research and development expenses	$1,185	$1,285	$4,085	$4,027

GAAP research and development expenses as a percentage of product sales	19.4%	22.3%	17.4%	18.5%
Acquisition-related expenses (a)	-0.7	-0.4	-0.5	-0.4
Certain net charges pursuant to our restructuring initiatives	0.0	0.0	0.0	0.0
Non-GAAP research and development expenses as a percentage of product sales	18.7%	21.9%	16.9%	18.1%

GAAP selling, general and administrative expenses	$1,773	$1,513	$5,730	$5,150
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (a)	(11)	(12)	(85)	(38)
Certain net charges pursuant to our restructuring initiatives	—	—	—	1
Other	—	—	(2)	—
Total adjustments to selling, general and administrative expenses	(11)	(12)	(87)	(37)
Non-GAAP selling, general and administrative expenses	$1,762	$1,501	$5,643	$5,113

GAAP selling, general and administrative expenses as a percentage of product sales	28.0%	25.7%	23.6%	23.2%
Acquisition-related expenses (a)	-0.2	-0.2	-0.3	-0.2
Certain net charges pursuant to our restructuring initiatives	0.0	0.0	0.0	0.0
Other	0.0	0.0	0.0	0.0
Non-GAAP selling, general and administrative expenses as a percentage of product sales	27.8%	25.5%	23.3%	23.0%

GAAP operating expenses	$4,626	$4,149	$16,285	$13,688
Adjustments to operating expenses:
Adjustments to cost of sales	(638)	(463)	(2,797)	(1,291)
Adjustments to research and development expenses	(44)	(27)	(122)	(89)
Adjustments to selling, general and administrative expenses	(11)	(12)	(87)	(37)
Certain net charges pursuant to our restructuring initiatives	1	(46)	5	(44)
Certain other expenses (b)	(28)	(25)	(194)	(22)
Total adjustments to operating expenses	(720)	(573)	(3,195)	(1,483)
Non-GAAP operating expenses	$3,906	$3,576	$13,090	$12,205

GAAP operating income	$2,008	$2,048	$9,139	$9,674
Adjustments to operating expenses	720	573	3,195	1,483
Non-GAAP operating income	$2,728	$2,621	$12,334	$11,157

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
GAAP operating income as a percentage of product sales	31.7%	34.8%	37.7%	43.6%
Adjustments to cost of sales	10.1	7.9	11.5	5.8
Adjustments to research and development expenses	0.7	0.4	0.5	0.4
Adjustments to selling, general and administrative expenses	0.2	0.2	0.4	0.2
Certain net charges pursuant to our restructuring initiatives	0.0	0.8	0.0	0.2
Certain other expenses (b)	0.4	0.5	0.8	0.0
Non-GAAP operating income as a percentage of product sales	43.1%	44.6%	50.9%	50.2%

GAAP interest and other income, net	$187	$236	$256	$753
Adjustments to interest and other income, net (c)	37	—	37	—
Non-GAAP interest and other income, net	$224	$236	$293	$753

GAAP income before income taxes	$1,877	$1,983	$8,133	$9,138
Adjustments to operating expenses	720	573	3,195	1,483
Adjustments to interest and other income, net	37	—	37	—
Non-GAAP income before income taxes	$2,634	$2,556	$11,365	$10,621

GAAP provision for income taxes	$262	$280	$869	$1,296
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (d)	139	99	634	329
Other income tax adjustments (e)	4	3	67	(32)
Total adjustments to provision for income taxes	143	102	701	297
Non-GAAP provision for income taxes	$405	$382	$1,570	$1,593

GAAP tax as a percentage of income before taxes	14.0%	14.1%	10.7%	14.2%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (d)	1.3	0.7	2.5	1.1
Other income tax adjustments (e)	0.1	0.1	0.6	-0.3
Total adjustments to provision for income taxes	1.4	0.8	3.1	0.8
Non-GAAP tax as a percentage of income before taxes	15.4%	14.9%	13.8%	15.0%

GAAP net income	$1,615	$1,703	$7,264	$7,842
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	618	474	2,598	1,154
Other income tax adjustments (e)	(4)	(3)	(67)	32
Total adjustments to net income	614	471	2,531	1,186
Non-GAAP net income	$2,229	$2,174	$9,795	$9,028

Note: Numbers may not add due to rounding

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended December 31, 2020		Three months ended December 31, 2019
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$1,615	$2,229	$1,703	$2,174

Weighted-average shares for diluted EPS	585	585	598	598

Diluted EPS	$2.76	$3.81	$2.85	$3.64

	Year ended December 31, 2020		Year ended December 31, 2019
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$7,264	$9,795	$7,842	$9,028

Weighted-average shares for diluted EPS	590	590	609	609

Diluted EPS	$12.31	$16.60	$12.88	$14.82

(a)	The adjustments related primarily to noncash amortization of intangible assets from business acquisitions.

(b)	For the three and twelve months ended December 31, 2020, the adjustments related primarily to legal matters. For the three and twelve months ended December 31, 2019, the adjustments related primarily to an impairment charge associated with a nonkey in-process research and development asset.

(c)	For the three and twelve months ended December 31, 2020, the adjustments related to the amortization of the basis difference from our BeiGene equity method investment. For the twelve months ended December 31, 2020, the adjustment was partially offset by a gain from legal judgment proceeds.

(d)	The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three and twelve months ended December 31, 2020, were 18.4% and 19.6%, compared with 17.3% and 22.2% for the corresponding periods of the prior year.

(e)	The adjustments related to certain acquisition items and prior period items excluded from GAAP earnings.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Net cash provided by operating activities	$2,153	$2,514	$10,497	$9,150
Net cash (used in) provided by investing activities	(1,384)	(5,963)	(5,401)	5,709
Net cash used in financing activities	(3,590)	(1,929)	(4,867)	(15,767)
(Decrease) increase in cash and cash equivalents	(2,821)	(5,378)	229	(908)
Cash and cash equivalents at beginning of period	9,087	11,415	6,037	6,945
Cash and cash equivalents at end of period	$6,266	$6,037	$6,266	$6,037

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Net cash provided by operating activities	$2,153	$2,514	$10,497	$9,150
Capital expenditures	(173)	(188)	(608)	(618)
Free cash flow	$1,980	$2,326	$9,889	$8,532

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2021
(Unaudited)

GAAP diluted EPS guidance	$12.12	—	$13.17
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)	3.77	—	3.82
Restructuring costs		0.06
Non-GAAP diluted EPS guidance	$16.00	—	$17.00

* The known adjustments are presented net of their related tax impact, which amount to approximately $0.99 - $1.00 per share.

(a) The adjustments relate primarily to noncash amortization of intangible assets acquired in business acquisitions.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation, changes in the fair value of our contingent consideration and changes in fair value of our equity investments.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2021
(Unaudited)

GAAP tax rate guidance	11.0%	—	12.5%
Tax rate of known adjustments discussed above	1.5%	—	2.0%
Non-GAAP tax rate guidance	13.0%	—	14.0%

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

Reconciliation of 2020 Non-GAAP Financial Information As Reported to Updated Non-GAAP Policy
2020 Non-GAAP Financial Results - Excluding gains and losses from equity investments
(Unaudited)

Effective January 2021, we began to exclude the gains and losses on our investments in equity securities from our non-GAAP measures that are recorded to Interest and other income, net pursuant to an update to our non-GAAP policy. This policy update excludes our share of the earnings and losses of our strategic investments in corporations accounted for under the equity method of accounting, such as our investment in BeiGene. This updated non-GAAP policy will become the basis for our comparisons going forward in 2021 and is reflected in our 2021 guidance. The reconciliations below show the effects of the application of the new policy as if it had been adopted at the beginning of 2020.

$Millions, except EPS	Q1 ’20	Q2 ’20	Q3 ’20	Q4 ’20	FY ’20

Net income (as reported)	$2,476	$2,518	$2,572	$2,229	$9,795

Equity securities losses (gains)	39	(44)	(134)	(265)	(404)
Tax impact	(9)	10	29	58	88

Net income (adjusted)	$2,506	$2,484	$2,467	$2,022	$9,479

Diluted shares	594	592	589	585	590

Diluted EPS (as reported)	$4.17	$4.25	$4.37	$3.81	$16.60
Diluted EPS (adjusted)	$4.22	$4.20	$4.19	$3.46	$16.07